Exhibit 10.45

December 5, 2007

Helen S. Kim

[Address]

Dear Helen:

On behalf of Kosan Biosciences Incorporated (“Kosan” or the “Company”), I am pleased to extend to you an offer of employment for the position of Sr. Vice President and Chief Business Officer reporting to me. This letter sets forth the terms and conditions of your employment with Kosan. Please read it carefully.

Your initial monthly base salary will be $23,333.33 ($280,000 on an annualized basis). Also, you will be eligible to participate in our annual performance bonus program and can earn a performance bonus of up to 35% of your annual base salary, based on achieving your personal performance goals and objectives, and Kosan’s achievement of its Corporate goals and objectives. The applicable goals and objectives will be determined by the Company in its sole discretion and provided to you in writing. The Company will determine whether the applicable goals and objectives have been achieved, and the amount of any earned bonus. In addition, you must remain employed through the end of the year in order to earn an annual bonus.

As a full-time regular employee, you will be eligible to participate in the Company’s general employee benefits, including but not limited to health care coverage, life and disability insurance coverage, and automatic enrollment in our 401(k) plan, pursuant to the terms and conditions of the applicable benefit plans. Your personal coverage under Kosan’s current benefit plans will become effective on your first day of full-time work at Kosan (your “start date”). The Company retains the discretion to modify your compensation (including base salary and annual bonus program) and benefits from time to time, in its sole discretion.

You will work out of the Company’s corporate offices in Hayward, California. Normal business hours are from 8:30 a.m. to 5:30 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments, and you will not be eligible for overtime pay. Your start date will be as soon as can be arranged, but no later than January 3, 2008.

As soon as your employment commences, we will recommend to Kosan’s Board of Directors (the “Board”) or appropriately authorized members of senior management (“Senior Management”) that you be granted an option to purchase 140,000 shares of Kosan Common Stock under the Kosan Stock Option Plan (the “Plan”) at an exercise price equal to the fair market value of the stock on the date of grant as determined by the Board or Senior Management, as applicable. The option shares will vest over four years conditioned upon your

3832 Bay Center Place, Hayward, CA 94545. Tel: (510)732 8400. Fax: (510)732 8401

Web Site: http://www.kosan.com

continued service to the Company (as defined in the Plan), with one-fourth vesting after one year of continued service and the remainder vesting in equal monthly increments over the remaining three years as provided in the Plan and your stock option agreement. The option grant will be governed in full by the Plan and your grant documentation, including your stock option agreement.

This offer of employment is contingent upon your successfully passing a background check pursuant to your written authorization, as well as the Company’s receipt of positive references. Your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without advance notice. In addition, the Company may change other terms and conditions of your employment at its discretion at any time, including but not limited to your job position, duties, reporting relationship, work schedule, and office location.

As a condition of your employment, you must carefully review, sign, and comply with the enclosed Employee Proprietary Information and Invention Assignment Agreement. Also as a condition of your employment, you agree to abide by the Company’s policies and procedures, as adopted from time to time, and agree to refrain from any activities that conflict with your obligations to the Company. You represent that you do not have any agreements with any third parties (e.g., former employers), including but not limited to non-competition or proprietary information agreements, that will conflict with or limit your ability to discharge your duties to Kosan unless such agreements were previously disclosed to Kosan. You agree that, in the course of your work for Kosan, you will not make unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other third party. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise lawfully provided or developed by the Company or by you on behalf of the Company. You represent that you will be able to perform your employment duties within the guidelines described in this paragraph.

The Immigration Reform and Control Act of 1986 requires that every person present to potential employers proof of identity and eligibility or authorization to accept employment in the United States. In order to comply with this law, this offer is contingent upon your ability to provide appropriate documentation to prove both your identity and legal eligibility to be employed by Kosan. Acceptable forms of documentation are described on the attachment to this offer letter. Please be sure to bring this documentation with you on your first day of employment.

This letter (together with your Employee Proprietary Information and Inventions Agreement and any stock option grant agreement you receive) constitutes the complete and exclusive statement of your agreement with Kosan concerning the subject matter hereof. The terms of this letter agreement supersede any other agreements or promises made to you by anyone, whether oral or written. The terms of this letter agreement cannot be changed (except with respect to those changes expressly reserved to Kosan’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of Kosan.

We are very excited at the prospect of your joining Kosan Biosciences and becoming a key contributor to our efforts. Please do not hesitate to contact Human Resources if you have any questions. This offer will remain open until December 6, 2007 at which time it will expire if you have not returned the fully signed letter to us.

To indicate your acceptance of our offer, please sign and date one copy of this letter and the Employee Proprietary Information and Invention Assignment Agreement and return them to me.

Sincerely,

Kosan Biosciences		UNDERSTOOD AND ACCEPTED

By:	/s/ Robert G. Johnson, Jr.	/s/ Helen S. Kim
Robert G. Johnson, Jr., MD, PhD		Helen S. Kim
President & Chief Executive Officer
Date: December 6, 2007
Date your employment begins:

January 3, 2008